Exhibit 77O

THE ROYCE FUND

Trade Date	Company Name	Ticker	Broker	Members of Selling Syndicate	Price	Total Shares Purchased	Compliance with Rule 10f-3
01/29/03	Erie Indemnity Co.	ERIE	Goldman Sachs	Goldman, Sachs; Credit Suisse First Boston; Advest; Cochran, Caronia & Co.; Legg Mason Wood Walker	$ 34.50	49,600	Yes
08/11/03	Direct General	DRCT	Keefe Bruyette	Keefe, Bruyette & Woods; Morgan Keegan; US Bancorp Piper Jaffray; SunTrust Capital Markets; Legg Mason Wood Walker; Raymond James; Advest; Avondale Partners; Ferris, Baker Watts; Putnam, Lovell NBF Securities; Wunderlich Securities	$ 21.00	8,700	Yes
08/14/03	Marten Transport	MRTN	Stephens, Inc.	Stephens; BB&T Capital Markets; Legg Mason Wood Walker; Morgan Keegan	$ 20.50	54,200	Yes
09/10/03	Tom Brown, Inc.	TBI	Morgan (JP) Sec. Inc.	JP Morgan; Wachovia Capital Markets; Merrill Lynch, Pierce, Fenner & Smith; AG Edwards; First Albany; Goldman, Sachs; Howard Weil; Petrie Parkman & Co.; Raymond James; RBC Dain Rauscher	$ 25.75	600,000	Yes
09/10/03	Tom Brown, Inc.	TBI	First Albany Corp.	JP Morgan; Wachovia Capital Markets; Merrill Lynch, Pierce, Fenner & Smith; AG Edwards; First Albany; Goldman, Sachs; Howard Weil; Petrie Parkman & Co.; Raymond James; RBC Dain Rauscher	$ 25.75	20,000	Yes
09/10/03	Tom Brown, Inc.	TBI	RBC DainRauscher	JP Morgan; Wachovia Capital Markets; Merrill Lynch, Pierce, Fenner & Smith; AG Edwards; First Albany; Goldman, Sachs; Howard Weil; Petrie Parkman & Co.; Raymond James; RBC Dain Rauscher	$ 25.75	5,000	Yes
09/26/03	Forest Oil Corporation	FST	Salomon Smith Barney	Citigroup Global Markets; JP Morgan; Banc of America; Credit Suisse First Boston; Raymond James; Howard Weil; Johnson Rice & Company	$ 23.10	26,100	Yes
10/29/03	Cancervax	CNVX	Lehman Bros	Lehman Brothers; Citigroup Global Markets; Thomas Weisel Partners; US Bancorp Piper Jaffray; Fidelity Capital Markets; Legg Mason Wood Walker; SG Cowen; Roth Capital Partners; ThinkEquity Partners	$ 12.00	35,500	Yes
11/14/03	Lecg Corp.	XPRT	UBS	UBS Securities; Lehman Brothers; Adams, Harknesss & Hill; Legg Mason Wood Walker	$ 17.00	23,700	Yes
11/14/03	Lecg Corp.	XPRT	Lehman Bros	UBS Securities; Lehman Brothers; Adams, Harknesss & Hill; Legg Mason Wood Walker	$ 17.00	3,800	Yes
12/18/03	Cardinal Financial Corp.	CFNL	Raymond James	Raymond James & Associates; Legg Mason Wood Walker; BB&T Capital Markets; AG Edwards; Hoefer & Arnett; McKinnon & Company; Sandler O'Neill	$ 7.10	325,000	Yes